Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 271161

Series A-5 Warrants to Purchase 3,478,262 Shares of Common Stock and Series A-6

Warrants to Purchase 3,478,262 Shares of Common Stock

(and 6,956,524 Shares of Common Stock Issuable Upon Exercise of Such Warrants)

This prospectus supplement, dated August 17, 2023 (the “Supplement”), filed by Baudax Bio, Inc. (the “Company”), modifies and supplements certain information contained in the Company’s prospectus, dated April 26, 2023 (as may be amended and supplemented from time to time, the “Prospectus”), as part of the Company’s Form S-1 Registration Statement declared effective by the Securities and Exchange Commission on April 26, 2023. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to an offering of series A-5 warrants to purchase 3,478,262 shares of our common stock (the “Series A-5 Warrants”) and series A-6 warrants to purchase 3,478,262 shares of our common stock (the “Series A-6 Warrants” and together with the Series A-5 Warrants, the “Warrants”) (and the shares of common stock issuable from time to time upon exercise of these warrants) pursuant to the terms of a securities purchase agreement that we entered into on April 26, 2023.

On August 16, 2023, the Company amended the Warrants by (i) reducing the exercise price of the Warrants to $0.56 per share of common stock (ii) extending the expiration date with respect to the Series A-5 Warrants to August 21, 2028 and (iii) extending the expiration date with respect to the Series A-6 Warrants to February 21, 2025.

Accordingly, this Supplement amends and supplements the Prospectus to reflect (i) an amendment of the exercise price of the Series A-5 Warrants from $1.15 per share of common stock to $0.56 per share of common stock, (ii) an amendment of the exercise price of the Series A-6 Warrants from $1.15 per share of common stock to $0.56 per share of common stock, (iii) the extension of the expiration date of the Series A-5 Warrants to August 21, 2028 and (iv) the extension of the expiration date of the Series A-6 Warrants to February 21, 2025, and all references in the Prospectus to (a) the exercise price with respect to the Warrants are hereby amended and restated to reflect an exercise price of $0.56 per share of common stock, (b) the expiration date with respect to the Series A-5 Warrants are hereby amended and restated to reflect an expiration date of August 21, 2028 and (c) the expiration date with respect to the Series A-6 Warrants are hereby amended and restated to reflect an expiration date of February 21, 2025. Following the Amendment, if all of the amended Warrants are exercised for cash, we would receive gross proceeds of approximately $3.9 million.

The information in this Supplement modifies and supersedes, in part, the information contained in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Supplement. We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Company’s common stock is traded on the Nasdaq Capital Market under the symbol “BXRX.” On August 16, 2023, the closing sale price of the Company’s common stock was $0.56 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the Prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2022, and in our subsequently filed periodic and current reports and documents incorporated by reference therein and herein, which we file with the Securities and Exchange Commission, which describe specific risks and other information that should be considered before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if the Prospectus, this Supplement, or any supplements or amendments relating hereto and thereto, is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in documents that are incorporated by reference into this Supplement and the Prospectus. The Prospectus, and the documents that are incorporated by reference into the Prospectus, contain forward-looking statements regarding events, conditions, and financial trends that may affect our plans of operations, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and the documents that are incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

The date of this Supplement is August 17, 2023